February 5, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated January 26, 2004, of North American Technologies Group, Inc. and are in agreement with the statements contained in the first sentence of paragraph one, paragraph two, all of paragraph four except for the first line, paragraph five and paragraph six. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Very truly yours,

MANN FRANKFORT STEIN & LIPP CPAs, LLP